                           PART II. OTHER INFORMATION
                             ITEM 6(A) EXHIBIT 11.1

                          PAIRGAIN TECHNOLOGIES, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                   QUARTER ENDED                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                              -----------------------         ----------------------
                                                                1995           1994            1995           1994
                                                              --------        -------         -------        -------
PRIMARY
 Earnings:
   Net income                                                  $ 4,505        $ 2,239         $11,250        $ 5,625
                                                               =======        =======         =======        =======
 Shares:
   Weighted average number of common shares outstanding         14,516         12,587          14,009         12,488
   Weighted average number of common shares issued
    pursuant to secondary offering                                 500             --             356             --
   Effect of dilutive options and warrants
    (as determined by the treasury stock method)                 2,035          2,732           2,259          2,878
                                                               -------        -------         -------        -------
   As adjusted weighted average number of common shares
    outstanding                                                 17,051         15,319          16,624         15,366
                                                               =======        =======         =======        =======
   Primary earnings per share                                  $  0.26        $  0.15         $  0.68        $  0.37
                                                               =======        =======         =======        =======

FULLY DILUTED*
 Shares:
   Weighted average number of common shares outstanding
    per primary calculation                                     17,051         15,319          16,624         15,366
   Incremental effect of dilutive options and warrants
    (as determined by the treasury stock method)                   143             --              96             --
                                                               -------        -------         -------        -------
   As adjusted weighted average number of common shares
    outstanding                                                 17,194         15,319          16,720         15,366
                                                               =======        =======         =======        =======
   Fully diluted earnings per share                            $  0.26        $  0.15         $  0.67        $  0.37
                                                               =======        =======         =======        =======


* This calculation is submitted in accordance with Regulation S-K item 601
  (6)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it is either antidilutive or results in dilution of less than 3%.